Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER ENDED SEPTEMBER 30, 2013

SAN DIEGO, October 24, 2013 - ResMed Inc. (NYSE: RMD) today announced record results for the quarter ended September 30, 2013. Revenue for the quarter ended September 30, 2013 was $357.7 million, a 5% increase (a 4% increase on a constant currency basis) over the quarter ended September 30, 2012. For the quarter ended September 30, 2013, net income was $80.9 million, an increase of 14% compared to the quarter ended September 30, 2012. Diluted earnings per share for the quarter ended September 30, 2013 were $0.56, a 14% increase compared to the quarter ended September 30, 2012.

SG&A expenses were $101.3 million for the quarter ended September 30, 2013, an increase of $3.0 million, or 3% (a 4% increase on a constant currency basis) compared to the quarter ended September 30, 2012. SG&A costs were 28.3% of revenue in the quarter ended September 30, 2013, compared to 28.9% for the quarter ended September 30, 2012. SG&A expenses were favorably impacted by the depreciation of the Australian dollar against the U.S. dollar.

R&D expenses were $27.4 million for the quarter ended September 30, 2013, or 7.7% of revenue. R&D expenses increased by 1% (a 9% increase on a constant currency basis) compared to the quarter ended September 30, 2012. R&D expenses were favorably impacted by the depreciation of the Australian dollar against the U.S. dollar.

Amortization of acquired intangibles totalled $2.4 million ($1.8 million, net of tax) during the quarter ended September 30, 2013. Stock-based compensation costs incurred during the quarter ended September 30, 2013 of $10.8 million ($8.8 million, net of tax) consisted of expenses associated with stock options, restricted stock units, and our employee stock purchase plan.

Mick Farrell, chief executive officer, commented, “In the first quarter of fiscal 2014, revenue in the Americas increased by 4% over the prior year’s quarter, to $201.5 million. Revenue outside the Americas was $156.2 million, a 5% increase on a constant currency basis, over the prior year’s quarter. Global revenue growth was driven primarily by sales of higher valued flow generators, like our S9 AutoSet™ and S9™ bilevels, while mask spares and accessories did particularly well this quarter. Operating profit for the September quarter was $96.9 million, cash flow from operations was $90.4 million, while gross margin increased to 63.7%, all demonstrating excellent operating performance.

“We continued to face a tough competitive product cycle this quarter. We have only just released our new mask products, but we were encouraged by their early sales. The Quattro™ Air is on its way to being one of the best mask launches ever. The Swift™ FX Nano, which was already selling well in Europe, was just launched in the U.S. in September with good reception. We have a rich pipeline of products scheduled for introduction over the course of this fiscal year, providing us with plenty of opportunities for robust growth ahead.

“The opportunities in sleep and respiratory care remain attractive; we continue to provide our customers with the right solutions to better manage their businesses while providing high quality products to improve compliance and patient care. We are focused on continuing to improve the quality of life for patients who suffer from sleep-disordered breathing and its related co-morbidities, such as cardiology and diabetes; respiratory disorders, including chronic obstructive pulmonary disease; preventing disease progression; and saving both in-patient and out-patient costs.”

Additionally, the board of directors has today declared a quarterly dividend of $0.25 per share, which will have a record date of November 19, 2013, and be payable on December 18, 2013. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange (NYSE). Holders of Chess Depositary Instruments (CDIs) trading on the Australian Securities Exchange, will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. Because the two exchanges have different settlement and transfer procedures, the ex-dividend periods before the record date will be different for common stock and for CDIs. The ex-dividend date will be November 13, 2013 for CDI holders and November 15, 2013 for common stock holders. As a result of these differences, ResMed has been granted a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from November 13, 2013 through November 19, 2013, inclusive.

About ResMed

ResMed is a global leader in the development, manufacturing and marketing of medical products for the diagnosis, treatment and management of respiratory disorders, with a focus on sleep-disordered breathing. The company is dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Website at www.resmed.com or by dialing 847-585-4405 (domestic) or +1 847-585-4405 (international) and entering conference pass code no. 35765718. Please allow extra time prior to the call to visit the Website and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 30 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing 630-652-3042 (domestic) and +1 630-652-3042 (international) and entering conference I.D. No. 35765718.

Further information can be obtained by contacting Constance Bienfait at ResMed Inc., San Diego, at 858-836-5971; Brett Sandercock at +612-8884-2090; or by visiting the company’s multilingual Website at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the company’s future revenue, earnings or expenses, new product development and new markets for the company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the company files with the U.S. Securities & Exchange Commission. Those reports are available on the company’s Website.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended September 30,
	2013	2012
Net revenue	$357,662	$339,731
Cost of sales	129,680	131,083

Gross profit	227,982	208,648

Operating expenses
Selling, general and administrative	101,323	98,303
Research and development	27,363	27,220
Amortization of acquired intangible assets	2,412	2,636

Total operating expenses	131,098	128,159

Income from operations	96,884	80,489

Other income (expenses), net:
Interest income, net	6,414	8,471
Other, net	(1,228)	1,941

Total other income, net	5,186	10,412

Income before income taxes	102,070	90,901
Income taxes	21,140	19,636

Net income	$80,930	$71,265

Basic earnings per share	$0.57	$0.50
Diluted earnings per share	$0.56	$0.49

Basic shares outstanding	142,005	142,651
Diluted shares outstanding	145,456	146,055

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In US$ thousands)

	September 30,	June 30,
	2013	2013
ASSETS
Current assets:
Cash and cash equivalents	$976,574	$876,048
Accounts receivable, net	282,425	318,349
Inventories	175,355	145,847
Prepayments, deferred income taxes and other current assets	123,580	108,605

Total current assets	1,557,934	1,448,849

Property, plant and equipment, net	416,745	411,433
Goodwill	283,445	274,829
Other intangibles	48,673	49,639
Deferred income taxes and other non-current assets	27,838	25,971

Total non-current assets	776,701	761,872

Total assets	$2,334,635	$2,210,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	57,125	60,688
Accrued expenses	135,847	137,674
Deferred revenue	43,908	44,953
Income taxes payable	13,453	30,090
Deferred income taxes	731	627
Current portion of long-term debt	360,018	300,017

Total current liabilities	611,082	574,049

Non-current liabilities:
Deferred income taxes	14,539	9,895
Deferred revenue	12,125	11,928
Income taxes payable	3,564	3,564
Non-current portion of long-term debt	790	769

Total non-current liabilities	31,018	26,156

Total liabilities	642,100	600,205

Stockholders’ Equity:
Common stock	568	568
Additional paid-in capital	1,044,489	1,025,064
Retained earnings	1,622,093	1,576,641
Treasury stock	(1,104,906)	(1,083,845)
Accumulated other comprehensive income	130,291	92,088

Total stockholders’ equity	1,692,535	1,610,516

Total liabilities and stockholders’ equity	$2,334,635	$2,210,721

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